SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT


                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  March 7, 1997

                                 Honeywell Inc.
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             (Exact name of registrant as specified in its charter)

    Delaware                   1-971                  41-0415010
 ----------------         ----------------        --------------------
 (State or other          (Commission             (IRS Employer
  jurisdiction of          File Number)            Identification No.)
  incorporation)

                                 Honeywell Plaza
                          Minneapolis, Minnesota 55408
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                    (Address of principal executive offices)

Registrant's telephone number, including area code:    (612) 951-1000

                                 Not Applicable
          ------------------------------------------------------------
          (Former name or former address, if changed since last report)

Item 5.   Other Events.
          ------------

          On March 7, 1997, Honeywell Inc. (`Honeywell') completed its acquisition of Measurex Corporation (`Measurex') pursuant to the Agreement and Plan of Merger, dated as of January 26, 1997, by and among Honeywell, Honeywell Acquisition Corp., a wholly owned subsidiary of Honeywell (the `Purchaser'), and Measurex. As a result of the merger of the Purchaser with and into Measurex (the `Merger'), Measurex became a wholly owned subsidiary of Honeywell. As of March 7, 1997, the effective date of the Merger (the `Effective Time'), the Purchaser owned approximately 97.4 percent of the outstanding shares of Measurex common stock, par value $.01 per share (the `Shares'), which it had purchased for $35.00 per Share pursuant to its cash tender offer (the `Tender Offer') for all of the outstanding Shares. The Tender Offer expired on February 28, 1997. Stockholders of Measurex immediately prior to the Effective Time (other than the Purchaser) also are entitled to receive $35.00 in cash per Share upon surrender of their stock certificates.

     The aggregate consideration paid for the outstanding Shares and options to purchase Shares was approximately $600 million. The Purchaser obtained such funds from Honeywell by means of capital contributions, loans or a combination thereof. Honeywell obtained such funds from cash and investments on hand, intercompany loans, borrowings under its lines of credit with The Chase Manhattan Bank and Morgan Guaranty Trust Company of New York and the private placement of debt securities.

     On March 7, 1997 Honeywell issued a press release reporting on the consumation of the Merger, which is filed herwith as Exhibit 99(i).


Item 7.   Financial Statements and Exhibits.
          ---------------------------------

(c)  Exhibits:

     99(i) Honeywell Inc. News Release dated March 7, 1997.


                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   HONEYWELL INC.

                                   By: /s/ Edward D. Grayson
                                      -------------------------------------
                                         Edward D. Grayson
                                         Vice President and General Counsel

Date: March 14, 1997

                                INDEX TO EXHIBITS


Exhibit No.
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  99(i)        Honeywell Inc. News Release dated March 14, 1997.